SCP Pool Corporation

Craig K. Hubbard
Chief Financial Officer
985.801.5117
craig.hubbard@scppool.com

FOR IMMEDIATE RELEASE

SCP POOL CORPORATION REPORTS RECORD FISCAL 2002 RESULTS

_________________

2002 EARNINGS PER SHARE INCREASE 22% TO $1.62

COVINGTON, La. (February 13, 2003) – SCP Pool Corporation (the “Company” or “SCP”) (Nasdaq/NM: POOL) today reported record net sales and net income for 2002.

Net sales for the year ended December 31, 2002 increased $129.0 million, or 15%, to $983.2 million, compared to $854.2 million in 2001. Base business growth of 10% contributed $84.5 million to the increase, while acquired service centers and service centers consolidated with acquired locations accounted for the remaining increase. Same store sales growth was also 10% in 2002.

Gross profit for the twelve months ended December 31, 2002 increased $34.6 million, or 16%, to $255.5 million from $220.9 million in 2001. This increase was primarily due to the increase in net sales. Gross profit margin increased 10 basis points to 26.0% for the year ended December 31, 2002 from 25.9% for the same period last year.

Operating expenses in 2002 increased $25.8 million, or 16%, to $182.8 million from $157.0 million in 2001. Excluding the impact of acquisitions and 2001 goodwill amortization, operating expenses as a percentage of net sales was unchanged at 17.9%.

Operating income for the year increased $8.8 million, or 14%, to $72.7 million, or 7.4% of net sales, compared to operating income of $63.9 million, or 7.5% of net sales, in the prior year. Excluding the impact of acquisitions and 2001 goodwill amortization, operating income increased $7.8 million, or 12%, to $73.5 million from $65.7 million and operating income as a percentage of net sales (operating margin) increased 10 basis points to 8.1% in 2002 from 8.0% in 2001.

Earnings per share for 2002 increased 22% to $1.62 per diluted share on net income of $41.3 million, compared to $1.33 per diluted share on net income of $35.4 million last year. Excluding the 2002 dilutive impact of the Fort Wayne acquisition and goodwill amortization in 2001, earnings per diluted share increased 19% to $1.64 per diluted share in 2002 from $1.38 in 2001.

Cash flow from operations in 2002 was $59.2 million compared to $26.8 million in 2001. The increase in cash flow from operations was primarily due to increased net earnings and reduced pre-payments of inventory purchases with extended terms.

“We completed another solid year of performance with notable improvements in many facets of our sales and operational execution. In addition, we see opportunities for continued growth as we complete the integration of the Fort Wayne acquisition and continue to improve our execution. We remain comfortable with our estimated $1.95 in earnings per share for 2003,” commented Manuel Perez de la Mesa, President and CEO.

POOL Reports Record Year End Results

February 13, 2003

Net sales for the quarter ended December 31, 2002 increased $27.4 million, or 21%, to $159.0 million from $131.6 million in the comparable quarter last year. Base business sales growth of 11% contributed $15.0 million to the increase, while acquired service centers and service centers consolidated with acquired locations accounted for the remaining increase. Same store sales grew 10% in the fourth quarter of 2002.

Gross profit for the three months ended December 31, 2002 increased $7.0 million, or 21%, to $40.3 million from $33.3 million in 2001. This increase was primarily due to the increase in net sales. Gross profit margin was unchanged between quarters at 25.3%.

Operating loss for the quarter increased to $4.5 million, or 2.8% of net sales, compared to an operating loss of $3.9 million, or 3.0% of net sales, in the prior year. Excluding the impact of acquisitions and 2001 goodwill amortization, the operating loss for the quarter decreased $0.9 million, to $1.5 million in 2002 from $2.4 million in 2001.

In the fourth quarters of 2002 and 2001, the Company reported a net loss of $0.15 per share. Excluding the 2002 dilutive impact of the Fort Wayne acquisition and goodwill amortization in 2001, the net loss per diluted share decreased to $0.11 in 2002 from $0.14 in 2001.

“The Board is pleased with SCP’s continued success despite the economic challenges of 2002. It once again demonstrates the resiliency of the swimming pool industry and SCP’s strong performance in this industry,” remarked W.B. Sexton, Chairman.

Beginning in the fourth quarter of 2002, we began calculating our “base business” growth, which is consistent with measures used by other distributors. At December 31, 2002, there were 161 service centers included in the calculation of base business sales. Of the excluded service centers, 11 were acquired within the last 15 months and 13 were existing service centers that were consolidated with acquired service centers. In addition to the 24 service centers excluded from the calculation of base business sales, the same store sales calculation also excluded seven new service centers open less than 15 months and eight locations affected by new service center openings in the immediate market areas within the last 15 months.

SCP Pool Corporation is the world’s largest distributor of swimming pool supplies and related products. As of February 13, 2003, the Company distributes more than 60,000 national brand and private label products to over 51,000 customers through 185 service centers in North America and Europe. For more information about SCP, please visit www.scppool.com.

This news release includes “forward-looking” statements that include risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in the Company’s latest Form 10-Q filed with the Securities and Exchange Commission.

POOL Reports Record Year End Results

February 13, 2003

Consolidated Statements of Income

(Unaudited)	Twelve Months	Three Months
(In thousands, except per share data)	Ended	Ended
	December 31,	December 31,
	2002	2001	2002	2001

Net sales	$983,246	$854,234	$159,005	$131,600
Cost of sales	727,714	633,360	118,739	98,347

Gross profit	255,532	220,874	40,266	33,253
Percent	26.0%	25.9%	25.3%	25.3%

Selling and operating expenses
Selling and administrative expenses	182,845	154,827	44,732	36,664
Goodwill amortization	—	2,179	—	506

Total selling and operating expenses	182,845	157,006	44,732	37,170

Operating income (loss)	72,687	63,868	(4,466)	(3,917)
Percent	7.4%	7.5%	(2.8)%	(3.0)%

Interest expense	4,977	5,283	1,116	1,335

Income (loss) before income taxes
and extraordinary items	67,710	58,585	(5,582)	(5,252)
Provision for income taxes	26,407	23,141	(2,177)	(1,436)

Net income (loss)	41,303	35,444	(3,405)	(3,816)

Net income (loss) per share of common stock
Basic	1.70	1.39	(0.15)	(0.15)
Diluted	1.62	1.33	(0.15)	(0.15)

Average shares outstanding
Basic	24,231	25,425	23,319	24,949
Diluted	25,525	26,725	24,650	26,262

POOL Reports Record Year End Results

February 13, 2003

Condensed Consolidated Balance Sheets

(Unaudited)
(In thousands)	December 31,
	2002	2001 (1)

Assets
Current assets
Cash and cash equivalents	$5,132	$3,524
Receivables, net (2) (3)	70,142	60,231
Product inventories, net (2) (4)	183,720	181,462
Prepaid expenses	2,372	2,517
Deferred income taxes	1,708	2,599

Total current assets	263,074	250,333

Property and equipment, net	20,921	15,844
Goodwill, net	107,739	73,582
Intangible assets, net	8,579	6,446
Other assets, net	1,781	2,385

Total assets	402,094	348,590

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	93,307	95,588
Accrued and other current liabilities	24,708	17,798
Current portion of long-term debt	885	91

Total current liabilities	118,900	113,477

Deferred income taxes	12,536	5,541
Long-term debt, less current portion	125,175	85,000
Other long-term liabilities	3,542	—

Total stockholders’ equity	141,941	144,572

Total liabilities and stockholders’ equity	402,094	348,590

1.

The balance sheet at December 31, 2001 has been derived from the 2001 audited financial statements but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

2.	At December 31, 2002, the estimated accounts receivable and inventory balances from the acquired Fort Wayne operations were $5.9 million and $20.9 million, respectively.

3.

The allowance for doubtful accounts (AFDA) was $3.3 million in 2002 and $2.8 million in 2001. The AFDA represented 5.7% and 6.1% of gross trade accounts receivable in 2002 and 2001, respectively, and 48% and 46% of the accounts receivable greater than 60 days past due in 2002 and 2001, respectively.

4.

The inventory reserve was $3.1 million in 2002 and $3.9 million in 2001. The reserve is calculated by reserving 5% of slower moving inventory classes 4-13 with an additional 5% reserve provided for excess inventory in classes 4-12 and an additional 45% provided for excess inventory in class 13. Estimated slowest moving inventory class 13 decreased to $7.7 million in 2002 from $8.5 million in 2001.

POOL Reports Record Year End Results

February 13, 2003

Condensed Consolidated Statements of Cash Flows

(In thousands)	Year Ended
December 31,
	2002	2001

Operating activities
Net income	$41,303	$35,444
Adjustments to reconcile net income to net cash provided by
operating activities	12,146	8,449
Changes in operating assets and liabilities, net of effects
of acquisitions
Receivables	6,086	5,678
Product inventories	16,635	(34,912)
Prepaid expenses and other assets	1,312	(3,601)
Accounts payable	(18,306)	15,203
Accrued expenses and other current liabilities	(17)	492

Net cash provided by operating activities	59,159	26,753

Investing activities
Acquisition of businesses, net of cash acquired	(45,350)	(50,684)
Purchase of property and equipment	(6,430)	(6,325)
Proceeds from sale of property and equipment	14	52

Net cash used in investing activities	(51,766)	(56,957)

Financing activities
Net borrowings from revolving loan	40,175	52,350
Payments on long-term debt	—	(8,250)
Issuance of common stock	1,111	3,125
Purchase of treasury stock	(47,505)	(16,958)

Net cash provided by (used in) financing activities	(6,219)	30,267
Effect of exchange rate changes on cash	434	30

Change in cash and cash equivalents	1,608	93
Cash and cash equivalents at beginning of year	3,524	3,431

Cash and cash equivalents at end of year	5,132	3,524

POOL Reports Record Year End Results

February 13, 2003

Addendum

(In thousands)	Base Business
Quarter	Year
Ended	Ended
December 31,	December 31,
	2002	2001*	2002	2001*

Net sales	$145,404	$130,418	$908,822	$824,340

Gross profit	36,701	33,020	236,027	213,238
Gross margin	25.2%	25.3%	26.0%	25.9%

Selling and operating expenses	38,206	35,460	162,508	147,523
Expenses as a % of net sales	26.3%	27.2%	17.9%	17.9%

Operating income (loss)	(1,505)	(2,440)	73,519	65,715
Operating margin	(1.0)%	(1.9)%	8.1%	8.0%

(In thousands)	Acquisitions
Quarter	Year
Ended	Ended
December 31,	December 31,
	2002	2001*	2002	2001*

Net sales	$13,601	$1,182	$74,424	$29,894

Gross profit	3,565	233	19,505	7,636
Gross margin	26.2%	19.7%	26.2%	25.5%

Selling and operating expenses	6,526	1,204	20,337	7,304
Expenses as a % of net sales	48.0%	101.9%	27.3%	24.4%

Operating income (loss)	(2,961)	(971)	(832)	332
Operating margin	(21.8)%	(82.1)%	(1.1)%	1.1%

*Excludes goodwill amortization

We calculate base business growth by excluding the following service centers from the calculation for 15 months:

  Service centers acquired within the past 15 months;
  Service centers consolidated with acquired service centers; and
  New service centers opened in purely new markets in the past 15 months.

The effect of acquisitions in the 2002 compared to 2001 tables above includes the operations of the following:

  Fort Wayne Pools - August 2002 through December 2002
  Service centers consolidated with Fort Wayne locations – December 2002 and December 2001
  Capital Pools (Canada) – October 2001 through December 2002
  Exporlinea (Portugal) – July through September of 2002 and July through September of 2001
  The pool division of Hughes Supply, Inc – January through April of 2002 and January through April of 2001

POOL Reports Record Year End Results

February 13, 2003

(In thousands)		Acquisitions and
	Base Business	New Markets
	Year Ended	Year Ended
	December 31,	December 31,
	2001	2000	2001	2000

Net sales	$663,660	$646,561	$190,574	$25,712

Gross profit	175,915	160,115	44,959	4,265
Gross margin	26.5%	24.8%	23.6%	16.6%

Selling and operating expenses	119,742	111,091	37,264	4,475
Expenses as a % of net sales	18.0%	17.2%	19.6%	17.4%

Operating income	56,174	49,024	7,694	(210)
Operating margin	8.5%	7.6%	4.0%	(0.8)%

The effect of acquisitions and new markets in the 2001 compared to 2000 tables includes the operations of the following:

  Jean Albouy, SA (France) – January through March of 2001 and January through March of 2000
  Kalamazoo, MI – January through March of 2001 and January through March of 2000
  Fort Lauderdale, FL – October 2000 through December 2001
  Superior Pool Products – August 2000 through October 2001
  The pool division of Hughes Supply, Inc. – January 2001 through December 2001
  Exporlinea (Portugal) – July 2001 through December 2001
  Capital Pools (Canada) – October 2001 through December 2001